Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 14, 2019--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended November 2, 2019. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Highlights of the Third Quarter:

•	Net income of $5.5 million compared to net income of $7.4 million for the prior year third quarter

•	Earnings per share of $0.22 compared to $0.27

•	Flat comparable store sales against a 3% increase in prior year third quarter

•	Retail gross margin improved 13 basis points of sales

•	Inventory level decreased 4%

•	Operating expenses were $418.1 million compared to $418.9 million

•	Share repurchase of $35.2 million

Highlights of the 39 Weeks:

•	Net income of $43.4 million compared to net income of $85.1 million for the prior year 39-week period

•	Earnings per share of $1.69 compared to $3.08

•	Flat comparable store sales against a 2% increase in prior year 39-week period

•	Retail gross margin declined 148 basis points of sales

•	Operating expenses were $1,232.4 million compared to $1,233.1 million

•	Share repurchase of $101.5 million

Dillard’s Chief Executive Officer William T. Dillard, II, stated, "While we were not satisfied with the third quarter, it was a substantial improvement over the second quarter. We were pleased with our retail gross margin improvement (13 basis points) following a second quarter decline of 319 basis points. We managed inventory to a 4% decrease from flat at the end of the second quarter. Our flat comparable sales performance improved from the 2% second quarter sales decline.

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended November 2, 2019 of $5.5 million, or $0.22 per share, compared to net income of $7.4 million, or $0.27 per share, for the prior year third quarter. Included in net income for the 13 weeks ended November 2, 2019 is a pretax loss of $0.3 million ($0.2 million after tax or $0.01 per share) primarily related to the sale of a store property. Also included in net income for the 13-week period is $2.8 million ($0.11 per share) in tax benefits related to amended state tax return filings.

Included in net income for the 13-week period ended November 3, 2018 is $2.9 million ($0.11 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Net sales for the 13 weeks ended November 2, 2019 and the 13 weeks ended November 3, 2018 were $1.388 billion and $1.419 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended November 2, 2019 and the 13-week period ended November 3, 2018 were $1.334 billion and $1.342 billion, respectively. Total merchandise sales decreased 1% for the 13-week period ended November 2, 2019. Sales in comparable stores for the period remained unchanged on a percentage basis. Sales were strongest in the Eastern region followed by the Western and Central regions, respectively.

39-Week Results

Dillard’s reported net income for the 39 weeks ended November 2, 2019 of $43.4 million, or $1.69 per share, compared to net income of $85.1 million, or $3.08 per share, for the prior year 39-week period. Included in net income for the 39 weeks ended November 2, 2019 is a pretax gain of $12.0 million ($9.4 million after tax or $0.37 per share) primarily related to the sale of four store properties. Also Included in net income for the 39-week period is $2.8 million ($0.11 per share) in tax benefits related to amended state tax return filings.

Included in net income for the 39-week period ended November 3, 2018 is $2.9 million ($0.10 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Net sales for the 39 weeks ended November 2, 2019 and the 39 weeks ended November 3, 2018 were $4.281 billion and $4.346 billion, respectively.

Total merchandise sales for the 39-week period ended November 2, 2019 and the 39-week period ended November 3, 2018 were $4.133 billion and $4.162 billion, respectively. Total merchandise sales decreased 1% for the 39-week period ended November 2, 2019. Sales in comparable stores for the period remained unchanged on a percentage basis.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 13 basis points of sales for the 13 weeks ended November 2, 2019 compared to the prior year third quarter. Consolidated gross margin for the 13 weeks ended November 2, 2019 improved 53 basis points of sales compared to the prior year third quarter.

Gross margin from retail operations declined 148 basis points of sales for the 39 weeks ended November 2, 2019 compared to the 39 weeks ended November 3, 2018 primarily due to increased markdowns. Consolidated gross margin for the 39 weeks ended November 2, 2019 declined 125 basis points of sales compared to the prior year-to-date period.

Inventory decreased 4% at November 2, 2019 compared to November 3, 2018.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $418.1 million (30.1% of sales) and $418.9 million (29.5% of sales) during the 13 weeks ended November 2, 2019 and November 3, 2018, respectively. Retail operating expenses for the same 13-week periods were $416.7 million (31.2% of sales) and $416.6 million (31.1% of sales), respectively.

Operating expenses were $1,232.4 million (28.8% of sales) and $1,233.1 million (28.4% of sales) during the 39 weeks ended November 2, 2019 and November 3, 2018, respectively. Retail operating expenses for the same 39-week periods were $1,227.6 million (29.7% of sales) and $1,227.1 million (29.5% of sales), respectively.

Share Repurchase

During the 13 weeks ended November 2, 2019, the Company purchased $35.2 million (approximately 0.6 million shares) of Class A Common Stock under its $500 million share repurchase program. During the year-to-date period ended November 2, 2019, the Company purchased $101.5 million (approximately 1.7 million shares). As of November 2, 2019, authorization of $305.4 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at November 2, 2019 and November 3, 2018 were 24.7 million and 26.9 million, respectively.

Store Information

Dillard's plans to open an expansion at Killeen Mall in Killeen, Texas by the end of the fiscal year, replacing a 70,000 square foot leased facility with a 75,000 square foot owned facility at this dual-anchor location totaling 110,000 square feet. During the first quarter of 2020, the Company will open an 85,000 square foot expansion at Columbia Mall in Columbia, Missouri (dual-anchor location totaling 185,000 square feet). Also in early 2020, Dillard's will replace a 100,000 square foot leased facility at Richland Fashion Mall in Waco, Texas with a 125,000 square foot owned facility (dual-anchor location totaling 190,000 square feet).

Dillard's has announced the upcoming closure of its Fiesta Mall Clearance Center in Mesa, Arizona (100,000 square feet). The location is expected to close in January, 2020. The Company operates 259 Dillard’s locations and 30 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at November 2, 2019 was 48.9 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	November 2, 2019		November 3, 2018		November 2, 2019		November 3, 2018
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,388.3	100.0%	$1,419.2	100.0%	$4,280.6	100.0%	$4,345.5	100.0%
Service charges and other income	35.3	2.5	35.8	2.5	99.8	2.3	101.6	2.3
	1,423.6	102.5	1,455.0	102.5	4,380.4	102.3	4,447.1	102.3

Cost of sales	926.8	66.8	954.9	67.3	2,886.6	67.4	2,875.9	66.2
Selling, general and administrative expenses	418.1	30.1	418.9	29.5	1,232.4	28.8	1,233.1	28.4
Depreciation and amortization	56.2	4.0	55.8	3.9	162.9	3.8	168.0	3.9
Rentals	5.9	0.4	6.6	0.5	18.2	0.4	19.7	0.5
Interest and debt expense, net	11.5	0.8	12.1	0.9	35.0	0.8	40.4	0.9
Other expense	1.9	0.1	1.9	0.1	5.8	0.1	5.7	0.1
(Loss) gain on disposal of assets	(0.3)	0.0	—	0.0	12.0	0.3	(0.1)	0.0
Income before income taxes	2.9	0.2	4.8	0.3	51.5	1.2	104.2	2.4
Income taxes (benefit)	(2.6)		(2.6)		8.1		19.1
Net income	$5.5	0.4%	$7.4	0.5%	$43.4	1.0%	$85.1	2.0%

Basic and diluted earnings per share	$0.22		$0.27		$1.69		$3.08
Basic and diluted weighted average shares	24.9		27.3		25.6		27.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	November 2, 2019	November 3, 2018
Assets
Current Assets:
Cash and cash equivalents	$79.1	$78.2
Restricted cash	8.5	—
Accounts receivable	48.2	66.5
Merchandise inventories	1,970.0	2,043.7
Federal and state income taxes	—	23.7
Other current assets	74.2	75.9
Total current assets	2,180.0	2,288.0

Property and equipment, net	1,494.5	1,621.3
Operating lease assets	48.6	—
Other assets	77.0	77.3

Total Assets	$3,800.1	$3,986.6

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,211.5	$1,340.8
Other short-term borrowings	98.6	191.1
Current portion of long-term debt and finance lease liabilities	1.1	1.2
Current portion of operating lease liabilities	15.3	—
Federal and state income taxes	4.5	—
Total current liabilities	1,331.0	1,533.1

Long-term debt and finance lease liabilities	366.7	367.5
Operating lease liabilities	33.0	—
Other liabilities	243.2	241.7
Deferred income taxes	13.8	19.0
Subordinated debentures	200.0	200.0
Stockholders' equity	1,612.4	1,625.3

Total Liabilities and Stockholders' Equity	$3,800.1	$3,986.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	November 2, 2019	November 3, 2018
Operating activities:
Net income	$43.4	$85.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	164.4	169.4
(Gain) loss on disposal of assets	(12.0)	0.1
Proceeds from insurance	0.4	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1.6	(28.1)
Increase in merchandise inventories	(441.6)	(580.1)
Increase in other current assets	(2.0)	(24.5)
Increase in other assets	(8.4)	(8.7)
Increase in trade accounts payable and accrued expenses and other liabilities	286.3	512.5
Decrease in income taxes	(9.1)	(56.0)
Net cash provided by operating activities	23.0	69.7

Investing activities:
Purchase of property and equipment	(70.9)	(114.2)
Proceeds from disposal of assets	22.0	1.9
Proceeds from insurance	—	2.0
Distribution from joint venture	1.4	2.7
Net cash used in investing activities	(47.5)	(107.6)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.7)	(161.7)
Cash dividends paid	(7.8)	(8.4)
Purchase of treasury stock	(101.5)	(91.9)
Increase in short-term borrowings	98.6	191.1
Net cash used in financing activities	(11.4)	(70.9)

Decrease in cash, cash equivalents and restricted cash	(35.9)	(108.8)
Cash, cash equivalents and restricted cash, beginning of period	123.5	187.0
Cash, cash equivalents and restricted cash, end of period	$87.6	$78.2

Non-cash transactions:
Accrued capital expenditures	$9.6	$5.2
Accrued purchase of treasury stock	—	2.0
Stock awards	1.0	1.0
Lease assets obtained in exchange for new operating lease liabilities	4.6	—

Estimates for 2019
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2020 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2019	2018
	Estimated	Actual
Depreciation and amortization	$224	$224
Rentals	27	29
Interest and debt expense, net	46	53
Capital expenditures	115	137

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the potential impact on the Company's debt obligations of developments regarding LIBOR, including the potential phasing out of this metric; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2019, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com